EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Enters Agreement to Acquire
Evendale Medical Office Building Near Cincinnati

CINCINNATI, OH (Nov. 3, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has entered into an agreement to acquire Evendale Medical Office Building, an approximately 66,000-square-foot medical office building in the Cincinnati suburb of Evendale, Ohio. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement, and therefore, no assurance can be given regarding the closing of this acquisition.

The four-story Evendale Medical Office Building is located within blocks of TriHealth Evendale Hospital, where approximately 13,000 surgical and 5,000 imaging procedures are performed annually. The building is currently 76 percent leased to multiple tenants, the largest of which are Journey Lite of Southern Ohio, LLC, Mercy Medical Associates, LLC and For Women, Inc. The building is also leased to multiple national investment grade credit tenants including The Procter & Gamble Company (Moody’s Aa3), Laboratory Corporation of America Holdings (Moody’s Baa2) and LabOne of Ohio, Inc., doing business as Quest Diagnostics (Moody’s Baa2). Among the diverse healthcare services provided at Evendale Medical Office Building are: primary care, podiatry, gynecology, dental care, obstetrics, laboratory services, diagnostic services, general surgery and ambulatory surgical procedures.

“Evendale Medical Office Building offers Griffin-American Healthcare REIT IV with an opportunity to acquire a modern healthcare building in an attractive market with an impressive base of investment grade credit tenants,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV.

Griffin-American Healthcare REIT IV purchased its first property in June 2016, and has since acquired a portfolio of eight medical office buildings for an aggregate purchase price of approximately $91 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2016, this international portfolio includes more than 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, based on purchase price, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.9* billion in asset value, based on purchase price, as of September 30, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the potential acquisition of Evendale Medical Office Building, the quality of its current tenants, the market conditions in Evendale, Ohio and growth of the company’s portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: satisfactory completion of due diligence and other requirements to complete the potential acquisition; the ability of Griffin-American Healthcare REIT IV to raise sufficient funds to finance the potential acquisition; the uncertainties relating to the medical needs and local economy of Evendale, Ohio; the strength and financial condition of Evendale Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.